Exhibit 23.6

CONSENT TO BE NAMED AS A NOMINEE FOR DIRECTOR
OF
ALMA MARITIME LIMITED

I hereby consent to being named as a director nominee of Alma Maritime Limited, a Marshall Islands corporation in the Registration Statement on Form F-1 of Alma Maritime Limited (including the prospectus contained therein), and all subsequent amendments and post-effective amendments or supplements thereto, filed with the U.S. Securities and exchange Commission.

Dated: March 12, 2010

/s/ Barry Martin
Name: Barry Martin